Exhibit 99.2

NEWS RELEASE

Comstock Homebuilding Companies, Inc. Announces Third Quarter Results and Reports on Status of Strategic Realignment Plan

RESTON, VA, Nov 13, 2009 (MARKETWIRE via COMTEX) — Comstock Homebuilding Companies, Inc. (NASDAQ: CHCI) (“Comstock” or the “Company”) today announced net income for its third quarter ended September 30, 2009 of $2.3 million or $.13 per share basic and $.12 diluted on total revenue of $12.6 million compared to a net loss of $2.2 million or $(.13) per share basic and diluted on total revenue of $13.1 million for the three months ended September 30, 2008. For the nine months ended September 30, 2009, the Company reported a net loss of $28.1 million or ($1.60) per share basic and diluted on total revenue of $21.1 million, compared to a net loss of $12.3 million or ($0.70) per share basic and diluted on total revenue of $41.5 million for the nine months ended September 30, 2008. In connection therewith, the Company filed a Form 10-Q with the Securities and Exchange Commission including its unaudited results for the three and nine months ended September 30, 2009.

Additional highlights of the Company’s 2009 third quarter results and Form 10-Q filing are provided below:

Due to the extended nature of the economic conditions affecting the home building industry the Company, in early 2009, formulated and began implementing its Strategic Realignment Plan, a strategy for eliminating debt and settling obligations of the Company with the goal of refocusing the Company’s operations on key projects in its core market of Washington, DC and Raleigh, NC while reaching amicable agreements with all of the Company’s major creditors before year end 2009 in order to position the Company for improved operating results in 2010 and beyond.

As previously reported, and as detailed herein, the Company has made significant progress in that regard. As of September 30, 2009 the company had successfully negotiated settlements with most of its secured lenders regarding a majority of the loans guaranteed by the Company and had reduced the outstanding balance of overall debt from $102.8M at December 31, 2008 to $83.4M at September 30, 2009. In most cases the Company was released from the obligations under each subject loan in return for its agreement not to contest the foreclosure of the real estate assets that it wished to dispose of and that secured each subject loan. In certain cases the Company provided the lender a non-interest bearing deficiency note in an amount equal to a small fraction of the original debt with a term of three years. Due to the time required to complete the requisite foreclosures on certain real estate assets, the foreclosure actions were not all complete at September 30, 2009 and will occur in future periods.

The Company reported that management and the Company’s board of Directors are continuing their effort to complete the Company’s Strategic Realignment Plan and expects that once fully implemented the Company will benefit from;

1)	Improved cash flow from key projects retained by the Company,
2)	Enhanced shareholder equity,
3)	Reduced debt service costs,
4)	Reduced overall debt (secured and unsecured),
5)	Reduced operating costs,
6)	Improved operating margins,

Following is a summary of certain key accomplishments of the Company in connection with its Strategic Realignment Plan so far in 2009:

July, 2009—The Company executed a settlement agreement with Belmont Bay, L.C., the developer of the Belmont Bay project in Woodbridge, Virginia, whereby the parties released each other from pending litigation against each other and the Company was released from all liability associated with a $1.7 million unsecured loan in connection with the Belmont Bay project. The settlement agreement also provided for the Company to release its claims to a $250,000 contract deposit posted in connection with the project.

August 2009—The Company executed agreements with Wachovia Bank which provided the Company the ability to deliver certain backlog units in the Raleigh, NC and Washington, DC markets, dispose of multiple unwanted projects through friendly foreclosures, eliminate approximately $17.8 million of debt, and eliminate past due interest and other charges associated with the subject debts. In connection with the agreement with Wachovia the Company entered into an unsecured, non-interest bearing three year promissory note in the original principal amount of approximately $1.8 million which was subsequently reduced to $.2 million.

September 2009—The Company executed agreements with Guggenheim Corporate Funding which provides the Company the ability to generate significantly increased cashflow for operations from its existing Penderbrook project in Fairfax, Virginia through reduced principal payments to Guggenheim as units are settled. Certain conditions apply to the Company’s ability to continue to benefit from the reduced principal payment schedule, including maintaining specified sales pace and securing agreement to settle certain other unsecured debts of the Company. Based on sales achieved at Penderbrook to date, the Company has met the sales pace requirement through year end 2009.

September 2009—The Company executed a settlement agreement with Cornerstone Bank whereby Cornerstone and the Company each released all pending litigation against each other and Cornerstone released the Company from liability under a $5.2 million project loan on the Gates of Luberon project in Atlanta, GA. In connection with the agreements with Cornerstone, the Company entered into an unsecured, non-interest bearing three year promissory note in the original principal amount of approximately $400,000.

March through September 2009—The Company entered into multiple agreements with Manufacturers Traders and Trust Company (M& T Bank) which provided the Company the ability to deliver certain backlog units in the Washington, DC market, dispose of an unwanted project in Woodbridge, Virginia through a friendly foreclosure that will result elimination of approximately $6.1 million of debt, and eliminate past due interest and other charges associated with the released debt. In addition the agreements with M&T Bank provided for the extension through January 31, 2011 of the 1.1 million project loan in connection with the Cascades project located in Sterling, Virginia. In connection with the agreements with M&T Bank the Company entered into a non-interest bearing three year promissory note in the original principal amount of approximately $496,000 secured by the Cascades project.

October 2009—The Company executed agreements with Key Bank which provides the Company the ability to generate significantly increased cashflow for operations from its existing Eclipse project in Arlington, Virginia and its planned Station View project in Ashburn, Virginia through reduced principal payments to Key Bank as condominium units are settled at the Eclipse and as the Station View land is sold. Certain conditions apply to the Company’s ability to continue to benefit from the reduced principal payment schedule, including maintaining specified sales pace and securing agreement to settle certain other unsecured debts of the Company. Based on sales achieved at the Eclipse project to date, the Company has met the sales pace obligation through year end 2009. Additionally, the Company has secured a contingent contract to sell the Station View land, which it expects to settle in the first quarter of 2010.

November 2009—The Company executed agreements with Fifth Third Bank which provides the Company the ability to dispose of an unwanted project through friendly foreclosures in the Raleigh, NC market, eliminate approximately $1.3 million of debt, and eliminate past due interest and other charges associated with the subject debt. In connection with the agreement with Fifth Third the Company agreed to provide Fifth Third an unsecured, non-interest bearing three year promissory note in the original principal amount of approximately $25,000 provided that Fifth Third completes the foreclosure proceeding no later then February 28,, 2010, unless extended pursuant to the terms of the agreement.

September, 2009—The Company completed the trial phase of litigation between the Company and Balfour Beatty regarding certain construction deficiencies alleged by the Company to be the responsibility of Balfour Beatty and certain contract breaches by Balfour Beatty, regarding construction services provided by Balfour Beatty at the Company’s Eclipse project. The Company is awaiting the court’s ruling on claims brought by the Company against Balfour Beatty and counter claims brought by Balfour Beatty against the Company and expects to receive the ruling in the first quarter of 2010.

On September 23, 2009 the Company presented its plan for regaining compliance with all NASDAQ listing requirements to the NASDAQ Listing Qualifications Panel and requested transfer from the NASDAQ Global Markets to the NASDAQ Capital Markets. As of September 30, 2009 the Company has reported shareholder equity of $2.6 million, slightly exceeding the minimum requirement for listing on the NASDAQ Capital Markets. However, on November 12, 2009 the Company received notice from NASDAQ Stock Market Listing Qualifications indicating that the Company’s closing bid-price was under $1.00 for the thirty trading days ended November 11, 2009. As a result, NASDAQ issued a notice of non-compliance related to this requirement and providing the Company until May 11, 2010 to regain compliance. To regain compliance the closing bid-price must remain over $1.00 for a minimum of ten consecutive trading days prior to May 11, 2010.

Additionally, in keeping with the primary goals of the Company’s Strategic Realignment Plan, (the elimination of debt and settlement of obligations of the Company to enable the Company to refocus its operations on its core markets and to reposition the Company for improved operating results in 2010 and beyond), on November 13, 2009, the Company caused certain subsidiaries previously operating in the Atlanta, Georgia market, Parker Chandler Homes, LLC, (formerly known as Comstock Homes of Atlanta, LLC), Buckhead Overlook, LLC, and Post Preserve, LLC (collectively, “Parker Chandler Homes”), to file bankruptcy petitions in the United States Bankruptcy Court, Northern District of Georgia. The Chapter 7 Petitions by Parker Chandler Homes were filed in furtherance of the Company’s Strategic Realignment Plan that includes the liquidation of Parker Chandler Homes and the winding down of all operations in the Atlanta market.

“We are committed to taking the steps necessary to return Comstock Homebuilding to profitability and we look forward to the opportunities that lay ahead” said Christopher Clemente, Comstock’s Chairman and Chief Executive Officer. “We are pleased with the progress we have made in the past several months in terms of executing our Strategic Realignment Plan and we are encouraged by signs that market conditions are beginning to improve.”

Additional results for the three months ended September 30, 2009 include:

— At September 30, 2009, the Company’s reported shareholder equity was $2.6 million.

— Gross profit on all revenue was $0.9 million, representing a gross margin of 7.3% on all revenue, compared to $1.8 million or 13.4% for the three months ended September 30, 2008.

— Gross profit from homebuilding revenue was $0.7 million representing a gross margin of 6.6%, compared to gross profit from homebuilding of $1.3 million or 10.6% for the three months ended September 30, 2008.

— SG&A decreased by $3.1 million or 73.3% to $1.1 million, compared to $4.2 million for the three months ended September 30, 2008.

— Operating loss decreased to $.7 million, as compared to an operating loss of $4.7 million for the three months ended September 30, 2008.

Additional results for the nine months ended September 30, 2009 include:

— Gross profit on all revenue was $2.4 million, representing a gross margin of 11.3% on all revenue, compared to $5.2 million or 12.6% for the nine months ended September 30, 2008.

— Gross profit from homebuilding was $1.5 million representing a gross margin of 8.4%, compared to gross profit from homebuilding of $4.5 million or 11.3% for the nine months ended September 30, 2008.

— SG&A decreased by $6.2 million or 53.1% to $5.5 million, compared to $11.7 million for the nine months ended September 30, 2008.

— Operating loss increased to $29.8 million as compared to an operating loss of $24.7 million for the nine months ended September 30, 2008.

Company reported the following orders, cancellations and backlog for the three and nine months ended September 30, 2009:

	Three months ended September 30, 2009
	Washington Metro Area	North Carolina	Georgia	Total
Gross new orders	29	2	—	31
Cancellations	2	5	—	7
Net new orders	27	(3)	—	24
Gross new order revenue	$8,995	$252	$—	$9,247
Cancellation revenue	$460	$1,220	$—	$1,680
Net new order revenue	$8,535	$(968)	$—	$7,567
Average gross new order price	$310	$126	$—	$298
Settlements	39	1	—	40
Settlement revenue - homebuilding	$11,116	$108	$—	$11,224
Average settlement price	$285	$108	$—	$281
Backlog units	6	3	—	9
Backlog revenue	$1,541	$977	$—	$2,518
Average backlog price	$257	$326	$—	$280

	Nine months ended September 30, 2009
	Washington Metro Area	North Carolina	Georgia	Total
Gross new orders	63	15	—	78
Cancellations	7	11	1	19
Net new orders	56	4	(1)	59
Gross new order revenue	$19,999	$2,571	$—	$22,570
Cancellation revenue	$2,128	$2,314	$386	$4,828
Net new order revenue	$17,871	$257	$(386)	$17,742
Average gross new order price	$317	$171	$—	$289
Settlements	53	7	—	60
Settlement revenue - homebuilding	$17,053	$1,033	$—	$18,086
Average settlement price	$322	$148	$—	$301
Backlog units	6	3	—	9
Backlog revenue	$1,541	$977	$—	$2,518
Average backlog price	$257	$326	$—	$280

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Revenues
Revenue - homebuilding	$11,224	$12,270	$18,086	$39,645
Revenue - other	1,400	803	3,025	1,807

Total revenue	12,624	13,073	21,111	41,452

Expenses
Cost of sales - homebuilding	10,484	10,968	16,565	35,168
Cost of sales - other	1,216	356	2,166	1,069
Impairments and write-offs	—	2	22,938	14,580
Selling, general and administrative	1,126	4,211	5,480	11,684
Interest, real estate taxes and indirect costs related to inactive projects	454	2,199	3,808	3,615

Operating loss	(658)	(4,663)	(29,846)	(24,664)
Gain on troubled debt restructuring	(2,803)	(1,194)	(2,803)	(9,519)
Other (income) loss, net	(134)	(1,268)	1,063	(2,865)

Total pre tax loss	2,279	(2,201)	(28,106)	(12,279)
Income taxes expense	—	5	2	5

Net (loss) income	2,279	(2,206)	(28,108)	$(12,284)
Net (loss) income attributable to noncontrolling interest	—	(4)	—	(7)

Net (loss) income attributable to Comstock Homebuilding Companies, Inc	2,279	(2,202)	(28,108)	(12,277)

Basic loss per share	$0.13	$(0.13)	$(1.60)	$(0.70)
Basic weighted average shares outstanding	17,618	17,475	17,575	17,431

Diluted loss per share	$0.12	$(0.13)	$(1.60)	$(0.70)
Diluted weighted average shares outstanding	19,467	17,475	17,575	17,431

	September 30, 2009	December 31, 2008
ASSETS
Cash and cash equivalents	$872	$5,977
Restricted cash	3,432	3,859
Receivables	15	—
Real estate held for development and sale	87,783	129,542
Inventory not owned - variable interest entities	—	19,250
Property, plant and equipment, net	279	829
Other assets	2,145	1,402

TOTAL ASSETS	$94,526	$160,859

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$8,533	$8,232
Obligations related to inventory not owned	—	19,050
Notes payable - secured by real estate	66,181	90,086
Notes payable - unsecured	17,236	12,743

TOTAL LIABILITIES	91,950	130,111

Commitments and contingencies (Note 9)

SHAREHOLDERS’ EQUITY
Class A common stock, $0.01 par value, 77,266,500 shares authorized, 15,608,433 and 15,608,4338 issued and outstanding, respectively	156	156
Class B common stock, $0.01 par value, 2,733,500 shares authorized, 2,733,500 issued and outstanding	27	27
Additional paid-in capital	157,216	157,058
Treasury stock, at cost (391,400 Class A common stock)	(2,439)	(2,439)
Accumulated deficit	(152,384)	(124,277)

TOTAL COMSTOCK HOMEBUILDING COMPANIES, INC SHAREHOLDERS’ EQUITY	2,577	30,525
Noncontrolling interest	—	223

TOTAL EQUITY	2,577	30,749

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$94,526	$160,859

About Comstock Homebuilding Companies, Inc.

Established in 1985, Comstock Homebuilding Companies, Inc. is a publicly traded, diversified real estate development firm with a focus on a variety of for-sale residential products. The company currently actively markets its products under the Comstock Homes brand in the Washington, D.C. and Raleigh, N.C. metropolitan areas. Comstock Homebuilding Companies, Inc. trades on NASDAQ under the symbol CHCI. For more information on the Company or its projects please visit www.comstockhomebuilding.com.

Cautionary Statement Regarding Forward-Looking Statements

This release contains “forward-looking” statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual future results to differ materially from those projected or contemplated in the forward-looking statements. Additional information concerning these and other important risks and uncertainties can be found under the heading “Risk Factors” in the Company’s most recent Form 10-K, as filed with the Securities and Exchange Commission on March 31, 2009. Comstock specifically disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

Contact:

Jeff Dauer

703.883.1700

SOURCE: Comstock Homebuilding Companies, Inc.